                                                                   EXHIBIT 10.10


                    EXPLORATION AND PARTICIPATION AGREEMENT



                                BY AND BETWEEN



                           ENSERCH EXPLORATION, INC.



                                      AND




                      ENTERPRISE OIL GULF OF MEXICO INC.



                              Dated June 30, 1997
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                    EXPLORATION AND PARTICIPATION AGREEMENT




     This Exploration and Participation Agreement (this "Agreement") dated as of June 30, 1997, by and between ENSERCH EXPLORATION, INC., a Texas corporation and ENTERPRISE OIL GULF OF MEXICO INC., a Delaware corporation ("Enterprise"). Enserch and Enterprise are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

     WHEREAS, Enserch owns the Leases (as defined below) and related rights and interests; and

     WHEREAS, Enserch desires to convey to Enterprise, and Enterprise desires to acquire from Ensercb, an undivided fifty percent (50%) of Enserch's entire interests in and to such Leases and related rights and interests on the terms and conditions set forth herein; and

     WHEREAS, Enterprise desires to participate with Enserch in the drilling of certain wells on the Leases on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the Parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I

                                 DEFINED TERMS

     Section 1.1 DEFINITIONS. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this
Article I, with each such definition being equally applicable both to the singular and the plural forms of the terms so defined.

          (a) "Acquisition Costs" means, with respect to any Lease, all costs associated with the acquisition of such Lease, including costs of title examination associated with such acquisition.

          (b) "Action" means any action, claim, suit, arbitration, inquiry, proceeding, investigation or audit by or before any court or any Governmental Authority.

          (c) "Affiliate" means, when used with respect to any party, any other Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such party, or (1)) which beneficially owns or holds more than 50% of any class of voting stock (or in the case of a Person which is not a corporation, more than 50% of any class of equity interest) of such party, or (c) more than 50% of any class of whose voting stock (or in the case of a Person which is not a corporation, more than 50% of any class of whose equity interest) is beneficially owned or held by such party and its Affiliates. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a
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     Person, whether through the ownership of voting stock or any equity interest, by contract or otherwise.

          (d) "Agreed Rate" means a per annum interest rate equal to the lesser of (i) the U.S. Treasury three month discount rate plus 2% in effect on the first day of the month for each month during which interest is accruing or
     (il) the maximum rate of interest allowed by applicable Law.

          (e) "Agreement" means this Exploration and Participation Agreement, as the same may from time to time be amended in writing by Enserch and Enterprise.

          (f) "Appraisal Drilling" means the drilling of one or more wells whose purpose at the time of commencement of drilling such well or wells is the determination of the extent or the volume of Hydrocarbon reserves contained in an existing Discovery. For the avoidance of doubt, the term "Appraisal Drilling" shall not include the drilling of Development Wells.

          (g) "Appraisal Drilling Costs" means Drilling Costs associated with Appraisal Drilling.

          (h)  "Assignments" shall be as defined in Section 6.3.

          (i) "Business Day" means any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America or England.

          (j) "Casing Point" means that point in time at which a well has reached its objective depth, all originally planned and authorized open hole evaluations have been performed, and the next course of action is decided pursuant to the priority of operations provisions contained in the applicable Operating Agreement.

          (k) "Closing" means the consummation of the transactions contemplated by Article VIII.

          (l) "Closing Date" means August 11, 1997, or such other date as may be mutually agreed to by Enserch and Enterprise.

          (m)  "Code" shall be as defined in Section 4.1(b).

          (n) "Covered Liabilities" means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), taxes, costs and expenses (including, without limitation, any attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent3 accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.
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          (o)  "Development" means the development of a Discovery for the production of Hydrocarbons pursuant to an applicable Operating Agreement.

          (p) "Development Costs" means, when used with respect to any Development, all costs associated with such Development, including the costs associated with the drilling, testing, completing and equipping of one or more Development Wells and constructing and installing production systems and facilities for the production of Hydrocarbons from the relevant Discovery. "Development Costs" shall not include (i) the costs of drilling Exploratory Wells or any Appraisal Drilling, (ii) any Acquisition Costs, G&G Costs or Lease Maintenance Costs or (iii) any claims or liabilities attributable to any casualty, injury, death or other damage arising from or attributable to any drilling or other activities giving rise to Development Costs. Liability for any claims or liabilities referred to in clause (jii) of the preceding sentence shall be shared by the Parties in accordance with their interests in such wells and governed by the provisions of the applicable Operating Agreement, except in the case of sole risk wells which shall be borne by the Party and any third parties who participate in such well as provided in the applicable Operating Agreement.

          (q) "Development Well" means a well drilled pursuant to an applicable Operating Agreement to develop an existing Discovery for the production of Hydrocarbons. For the avoidance of doubt, the term "Development Well" shall not include an Exploratory Well or a well drilled for the purpose (at the time of commencement of drilling) of determining the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

          (r) "Discovery" means the discovery after Closing of an accumulation of Hydrocarbons in the Subject Lands, which is separated from and not in oil or gas pressure communication with any other such accumulation, whose existence until that moment was unknown and into which a well capable of producing Hydrocarbons in paying quantities (as determined by applicable order issued by appropriate Governmental Authority) has been drilled.

          (s) "Drilling Costs" means all costs associated with the examination of title to any drillsite or any proration unit formed in connection therewith, settlement of surface damages, construction of location, platform slot rental fees, permitting a well, drilling and logging such well prior to Casing Point and the plugging and abandonment costs in the event of a dry hole. "Drilling Costs" shall not include (i) the costs of testing any well or attempting to complete any well as a producer or equipping any well, (ii) any Acquisition Costs, G&G Costs or Lease Maintenance Costs, or (iii) any claims or liabilities attributable to any casualty, injury, death or other damage arising from or attributable to any drilling or other operations or activities giving rise to Drilling Costs. Liability for any claims or liabilities referred to in clause (iii) of the preceding sentence shall be shared by the Parties in accordance with their interests in such wells and governed by the provisions of the applicable Operating Agreement, except in the case of sole risk wells which shall be borne by the Party and any third parties who participate in such well as provided in the applicable Operating Agreement.

          (t) "Drilling Rig Contracts" means (i) that certain Domestic Daywork Drilling Contract-Offshore dated December 12, 1994, by and between EP Operating Limited Partnership and Diamond Offshore Company, as amended by agreements dated May23, 1996, December 6, 1998, March 17, 1997 and March27, 1996, and (ii) that certain Offshore Drilling Contract dated February 13 1998, by and between Enserch and Reading & Bates Drilling Co., as amended by agreements dated July 16, 1995, January 31, 1996, August 14, 1996, and August 26, 1996.

          (u) "Drilling Rigs" means the Diamond Ocean Voyager and the Reading & Bates Rig 41, as more particularly described in the Drilling Rig Contracts.

          (v) "Enserch's Interest" means, when used with respect to any Lease or Unit Area, the following:

               (i) A Working Interest and a Net Revenue Interest in such Lease or Unit Area which are equal to the respective Working Interest and Net Revenue Interest in such Lease or Unit Area as set forth in Exhibit "A" hereto; and

               (ii) the above stipulated Working Interest and Net Revenue Interest in such Lease or Unit Area, free and clear of all Liens other than the Liens disclosed in Exhibit "A" hereto and any Permitted Defects.

          (w) "Enserch's Participating Interest" means, when used with respect to any Lease or Unit Area, the undivided fifty percent (50%) interest in Enserch's Interest in such Lease or Unit Area that is retained by Enserch and is not included in the conveyance provided for in Article II of this Agreement. For the avoidance of doubt, the term "Enserch's Participating Interest" as used in this Agreement shall not include any interest in such Lease or Unit Area acquired by Enserch as a result of a non-consent election by a non-participating party in respect of a non-consent operation on such Lease or Unit Area under an applicable Operating Agreement.

          (x) "Exploratory Well" means a well drilled pursuant to an applicable Operating Agreement for the purpose (at the time of commencement of drilling) of making a Discovery. For the avoidance of doubt, the term "Exploratory Well" shall not include a Development Well or a well drilled for the purpose (at the time of commencement of drilling) of determining the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

          (y) "First Development" means the Development of the first Discovery following the Closing Date.

          (z) "G&G Costs" means all costs of licensing or acquiring (including seismic permitting) and processing and modelling of geological and geophysical data and information.

          (aa) "Governmental Authority" means:

               (i)   the United States of America,
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               (ii)  any state, county, municipality or other governmental subdivision within the United States of America, and

               (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, parish, municipality or other governmental subdivision within the United States of America.

          (bb) "Hydrocarbons" means (a) crude oil, natural gas and other liquid or gaseous hydrocarbons and (b) all minerals and substances produced with or extracted, separated, processed or produced from crude oil, natural gas or other liquid or gaseous hydrocarbons.

          (cc) "Hydrocarbon Interest" means any right, title or interest in, to or under any oil, gas and/or Hydrocarbon lease, leasehold interest, mineral fee interest, mineral servitude, royalty interest, overriding royalty interest, production payment, net profits interest and any other right, title or interest evidencing or creating a right or interest in, or any right to produce or receive the proceeds of production of; any Hydrocarbons in place and located in the Outer Continental Shelf; Gulf of Mexico, including interests therein pursuant to any participation, joint venture, farm-in, farm-out, operating or other agreement and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

          (dd) "Indemnified Parties" shall be as defined in Section 11.5.

          (ee) "Law" means all applicable statutes, laws, ordinances, regulations, rules, rulings, orders, decrees or other official acts of any Governmental Authority.

          (ff) "Lease Maintenance Costs" means royalties, minimum royalties, lease rental payments, shut-in payments or other similar payments necessary to maintain any Lease in full force and effect.

          (gg) "Leases" means the oil and gas leases described in Exhibit "A" attached hereto and made a part hereof, insofar and only insofar as such leases cover areas and depths which are not expressly excluded in Exhibit "A".

          (hh) "Lien" means any lien, mortgage, charge, penalty, restriction, security interest, collateral assignment, pledge, sale or purchase contract, option, call or dedication, right of first refusal or other preferential purchase right, reservation, condition, sublease, license, area of mutual interest agreement, operating agreement, processing contract, farmout or development agreement, drilling or service contract, easement or right-of-way, pooling or unitization order or agreement, or other encumbrance or agreement.

          (ii) "MMS" means the United States Minerals Management Service.

          (jj) "Net Revenue Interest" means, with respect to any Lease or Unit Area, an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to the Subject Lands covered by such Lease or including in such Unit Area, after giving effect to all royalties, overriding royalties and other burdens upon, measured by, or payable out of production therefrom.

          (kk) "Operating Agreement" means either (i) an Offshore Joint Operating Agreement between Enserch and Enterprise covering Subject Lands situated in the Outer Continental Shelf, Gulf of Mexico, substantially in the form attached hereto as Exhibit "C", covering, as may be agreed to by the Parties, an individual block or multiple blocks, or (ii) an existing third party operating agreement as provided in Section 9.1.

          (ll) "Party" shall be as defined in the preamble of this Agreement.

          (mm) "Payment Amount" shall be as defined in Section 3.1.

          (nn) "Permits" means all permits, licenses, consents, approvals and filings which the lessee under the Leases is required to obtain, have or make pursuant to any Law or with or from any Governmental Authority to permit or allow such lessee to conduct any exploration, development, production, processing, abandonment or other operations or activities with respect to the Leases or the Subject Lands.

          (oo) "Permitted Defect" means, when used with respect to any Lease, a Lien or title defect (i) which was not created by, through or under Enserch or an Affiliate of Enserch, (ii) which does not inure to the benefit of Enserch or an Affiliate of Enserch, and (iii) the existence of which does not impair the value of Enterprise's interest in such Lease in any material respect, or interfere materially or have a material adverse economic effect on the exploration, development, operation or use thereof, or otherwise have any material adverse effect thereon.

          (pp) "Person" means any individual, firm, corporation, partnership, joint venture, trust, unincorporated organization, Governmental Authority, or other entity or organization.

          (qq) "Preference Property" shall be as defined in Section 5.1(a).

          (rr) "Preference Right" shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Subject Interest or any interest therein or portion thereof as a result of or in connection with
     (i) the sale, assignment, encumbrance or other transfer of any Subject Interest or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or any Assignment or the consummation or performance of the terms and conditions contemplated by this Agreement or any Assignment.

          (ss) "Second Development" means the Development of the second Discovery following the Closing Date.

          (tt) "Subject Interests" means an undivided fifty percent (50%) interest in and to (i) Enserch's Interest in the Leases and (ii) Enserch's right, title and interest in and to those certain easements, rights-of-way, licenses, permits and other contracts and agreements described in Exhibit "A" hereto.

          (uu) "Subject Lands" means (i) the lands covered by the Leases to the extent such lands (or portion thereof) are not expressly excluded in Exhibit "A" attached hereto and (ii) all lands now or hereafter pooled or unitized with the lands described in clause (i) above or with portions thereof.

          (vv) "Third Party Liabilities" means any Covered Liabilities to the extent the same arise out of or result from any claim, demand or cause of action (or threatened cause of action) which is at any time made, asserted or threatened against an Indemnified Party by a Person which is not Enterprise or an Affiliate of Enterprise.

          (ww) "Unit Areas" means the unit areas known as Cooper (Garden Banks
     388), Allegheny (Green Canyon 254) and Mississippi Canyon 441, and being the unit areas covered, respectively, by (i) Offshore Unit Operating Agreement (Garden Banks 388 Unit) dated effective April 12, 1995, by and between Enserch, as Operator, and Mobil Producing Texas & New Mexico Inc., as Non-Operator, as amended, (ii) Operating Agreement (Allegheny Area, Green Canyon 254 et al) dated effective May 1, 1995, by and among Enserch, Reading and Bates Development Co., Mobil Oil Corporation and Mobil Oil Exploration & Producing Southeast Inc., as amended, and (iii) Offshore Unit Operating Agreement (Lentic Reservoir Unit - Mississippi Canyon 441, 485) dated October 1, 1989, by and among EP Operating Limited Partnership, Petrofina Delaware, Incorporated and Agip Petroleum Co. Inc., as such Agreements are more particularly described in Exhibit "A" hereto.

          (xx) "Working Interest" means, with respect to any Lease or Unit Area, an interest (expressed as a percentage or decimal fraction) in and to such Lease or Unit Area and all rights and obligations of every kind and character appurtenant thereto, or arising therefrom, without regard to any royalties, overriding royalties or other encumbrances or charges against production therefrom, insofar as such interest is burdened with the obligations to bear and pay costs and expenses attributable to the maintenance, development and operation of the Subject Lands covered by such Lease or included in such Unit Area.

     Section 1.2 REFERENCES, GENDER, NUMBER. All references in this Agreement to an "Article," "Section," or "subsection" shall be to an Article, Section or subsection of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural. The word "including" means "including without limitation.


                                  ARTICLE II

                              AGREEMENT TO CONVEY

     Subject to the terms and conditions of this Agreement, Enserch agrees to assign and convey to Enterprise3 and Enterprise agrees to acquire from Enserch, the Subject Interests.

                                  ARTICLE III

                           CONSIDERATION AND PAYMENT

     Section 3.1 CONSIDERATION. The consideration for the assignment and conveyance of the Subject Interests is $65,000,000.00 (the "Payment Amount"), which shall be satisfied by Enterprise paying for certain Drilling Costs attributable to Enserch's Participating Interest in Leases and Unit Areas as provided in Section 3.2.

     Section 3.2 PAYMENT. If the Closing occurs, Enterprise shall pay the Payment Amount to Enserch in installments, without any interest thereon, as follows:

          (a) Following each billing by the operator to the participating parties under each applicable Operating Agreement for such parties' respective shares of the aggregate Drilling Costs associated with drilling any Exploratory Well thereunder in which Enserch elects to participate, Enserch shall deliver to Enterprise an invoice for a portion of the Payment Amount equal to the lesser of (i) the product obtained by multiplying (x) Ensercli's Participating Interest in the Lease3 Unit Area or portion thereof on which such Exploratory Well is drilled or to be drilled times &) such aggregate Drilling Costs, and (ji) the balance of the Payment Amount then remaining unpaid. Enterprise shall pay such invoiced amount to Enserch within thirty (30) days following Enterprise's receipt of such invoice with reasonable supporting documentation.

          (b) On December 31, 2000, the balance of the Payment Amount, if any, then remaining unpaid shall be due and payable, and shall be used exclusively for the exploration and development of the Subject Lands.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

     Section 4.1 REPRESENTATIONS AND WARRANTIES OF ENSERCH. Enserch represents and warrants to Enterprise as of the date hereof and as of the Closing Date as follows:

          (a) ORGANIZATION AND QUALIFICATION. Enserch is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power to carry on its business as it is now being conducted. Enserch is duly qualified or licensed to do business3 and is in good standing, in each jurisdiction in which the character of the property or assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary and the failure so to qualify or be licensed would have a material adverse effect on the transactions or performance contemplated under this Agreement. Without limiting the foregoing, Enserch is duly qualified with the MMS and other Governmental Authorities with jurisdiction over the Subject Lands to carry on its business in the Outer Continental Shelf, Gulf of Mexico.



          (b) NON-FOREIGN STATUS. Enserch is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), Sections 1445 and 7701 (i.e., Enserch is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

          (c) MMS. Enserch has no knowledge of any matter or circumstance which would preclude or inhibit unconditional MMS approval of the assignment of any interest in the Subject Lands from Enserch to Enterprise, including, without limitation, any unsatisfied bond or supplemental bond obligations owed to the MMS.

          (d) AUTHORITY. Enserch has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Enserch.

          (e) ENFORCEABILITY. This Agreement constitutes a valid and binding agreement of Enserch enforceable against it in accordance with its terms3 subject to:

               (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors,

               (ii)  general principles of equity, and

               (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          (f) NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Enserch will:

               (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Enserch; or

               (ii) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Enserch is a party or is subject or by which any of its properties or assets are bound;

     provided that, the consents and waivers of third Persons expressly described and set forth in Section 7.2(f) are obtained as provided therein.

          (g) CONSENTS. Except for the consents expressly described and set forth in Section 7.2(f) and the notifications expressly described and set forth in Schedule 4.1(g) attached hereto, and subject to obtaining, satisfying or complying with any Permits and approval by the MMS of assignments of Leases between the Parties, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Enserch or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Enserch.

          (h)  ACTIONS; ORDERS.

               (i) There are no Actions pending or, to the knowledge of Enserch, threatened against Enserch or any Affiliate of Enserch which relate to the Leases or the transactions contemplated by this Agreement.

               (ii) Except for orders of general applicability to oil and gas operators in the Outer Continental Shelf in the Gulf of Mexico, and except for Permits, there is no judgment or outstanding order, injunction, decree or award rendered by any Governmental Authority by which Enserch or any Affiliate of Enserch is bound and which relates to the Leases or the transactions contemplated by this Agreement.

          (i) BROKERAGE FEES AND COMMISSIONS. Enserch has not incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Enterprise shall incur any liability.

          (j) TITLE TO THE LEASES. Except for Permitted Defects, to the best of Enserch's knowledge and belief, Enserch owns the respective Working Interests and Net Revenue Interests in the Leases and Unit Areas set forth in Exhibit "A" hereto. To the best of Enserch's knowledge and belief, Enserch's Interest in the Leases and Unit Areas is free and clear of all liens other than the liens disclosed in Exhibit "A" hereto and Permitted Defects.

          (k) NO POOLING OR UNITIZATION. Except as set forth in Exhibit "A" hereto, the Leases are not subject to any pooling or unitization agreement or order.

          (l)  COMPLIANCE WITH LAWS.

               (i) To the best of Enserch's knowledge and belief, the Leases and all past operations with respect to the Leases are in compliance with all Laws and all Permits relating thereto,

               (ii) Enserch has not received any notice of any violation or alleged violation (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation) of any Law or Permit with respect to the Leases, and

               (iii) Enserch has not entered into any compliance or remediation agreements with any Governmental Authority or filed any compliance or remediation plans with any Governmental Authority which in any way relate to the Leases.

          (m)  COMPLIANCE WITH LEASES. Except for Permitted Defects,

               (i) the Leases are in full force and effect and have not been amended or modified;

               (ii) there are no violations or breaches thereof or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation or breach thereof;

               (iii) no notice of any alleged default or non-compliance by Enserch with respect to the Leases or operations with respect thereto has been received by Enserch or any Affiliate of Enserch; and

               (iv) Enserch is not participating in any discussions or negotiations regarding amendment or modification thereof.

          (n) PREFERENCE RIGHTS. Except as set forth in Exhibit "A" hereto, the Leases are not subject to and Enserch is not bound by any Preference Rights.

          (o) CONTRACTS AND LEASES. Set forth on Exhibit "A" hereto is a true and correct description of each contract, agreement, or similar arrangement to which any of the Leases is subject and which:

               (i) is a contract for the sale, purchase, processing or transportation of; or creates a purchase option, right of first refusal or call on, any Hydrocarbons produced from or attributable to the Subject Lands or Leases;

               (ii) creates any area of mutual interest with respect to the acquisition by Enserch or its assigns of any interest in any Hydrocarbons, lands or assets;

               (iii) creates or evidences any Preference Right affecting any Lease or any interest therein, whether or not applicable to the transactions contemplated by this Agreement; or

               (iv) creates or evidences a joint operating agreement, unitization agreement, pooling agreement, farmout agreement, farmin agreement, participation agreement, joint venture agreement, partnership agreement or similar agreement.

          (p) DRILLING RIG CONTRACTS. The Drilling Rig Contracts are in full force and effect and have not been modified or amended except as set forth in Exhibit "A" hereto.

          (q) NO TAX PARTNERSHIPS. The Leases are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

          (r) BANKRUPTCY. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Enserch, threatened against Enserch.

     Section 4.2 REPRESENTATIONS AND WARRANTIES OF ENTERPRISE. Enterprise represents and warrants to Enserch as of the date hereof and as of the Closing Date as follows:

          (a) ORGANIZATION AND QUALIFICATION. Enterprise is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as it is now being conducted. Enterprise is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the character of the property or assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary and the failure so to qualify or be licensed would have a material adverse effect on the transactions or performance contemplated under this Agreement.

          (b) MMS. Enterprise has no knowledge of any matter or circumstance which would preclude or inhibit unconditional MMS approval of the assignment of any interest in the Subject Lands from Enserch to Enterprise, including, without limitation, any unsatisfied bond or supplemental bond obligations owed to the MMS.

          (c) AUTHORITY. Enterprise has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Enterprise.

          (d) ENFORCEABILITY. This Agreement constitutes a valid and binding agreement of Enterprise enforceable against it in accordance with its terms, subject to:

               (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors,

               (iii) general principles of equity, and

               (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

          (e) No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Enterprise will:

               (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Enterprise; or

               (ii) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Enterprise is a party or is subject or by which any of its properties or assets are bound.

          (f) CONSENTS. Subject to obtaining, satisfying or complying with any Permits and approval by the MMS of assignments of Leases between the Parties, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Enterprise or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Enterprise.

          (g)  ACTIONS; ORDERS.

               (i) There are no Actions pending or, to the knowledge of Enterprise, threatened against Enterprise or any Affiliate of Enterprise which relate to the transactions contemplated by this Agreement.

               (ii) Except for orders of general applicability to oil and gas operators in the Outer Continental Shelf in the Gulf of Mexico, and except for Permits, there is no judgment or outstanding order, injunction, decree or award rendered by any Governmental Authority by which Enterprise or any Affiliate of Enterprise is bound and which relates to the transactions contemplated by this Agreement.

          (h) BROKERAGE FEES AND COMMISSIONS. Enterprise has not incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Enserch shall incur any liability.

          (i) BANKRUPTCY. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Enterprise, threatened against Enterprise.


                                   ARTICLE V

                        PREFERENCE RIGHTS AND CONSENTS

     Section 5.1  PREFERENCE RIGHTS.

          (a) COMPLIANCE. Promptly after the execution hereof Enserch shall initiate all procedures required to comply with or obtain the waiver of all Preference Rights set forth on Exhibit "A" hereto with respect to the transactions contemplated by this Agreement prior to the Closing Date. Enserch shall provide Enterprise with copies of all correspondence sent or received by Enserch in connection with such efforts contemporaneously with the receipt or sending thereof. The portion of the Payment Amount to be allocated to any Subject Interest or portion thereof affected by a Preference Right (a "Preference Property") shall be the portion of the Payment Amount allocated thereto in Exhibit "A" hereto. The notices sent by Enserch to holders of Preference Rights shall be in forms reasonably satisfactory to Enterprise.

          (b) EFFECT OF PREFERENCE RIGHTS. If a third party who has been offered a Preference Property pursuant to Section 5.1(a) elects prior to Closing to purchase such

     Preference Property in accordance with the terms of such Preference Right, such Preference Property will be eliminated from the Subject Interests and the Payment Amount shall be reduced by the portion of the Payment Amount allocated to such Preference Property pursuant to Section 5.1(a).

          (c) EXPRESS CONDITIONS ON CONVEYANCE. Enterprise acknowledges that Enserch desires to convey all of the Subject Interests as contemplated by
     Section 7.2(e) and would not have entered into this Agreement but for Enterprise's agreement to acquire all of the Subject Interests as contemplated by Section 7.2(e). Accordingly, it is expressly understood and agreed that Enserch does not desire to convey any Preference Property unless the conveyance of all of the Subject Interests is consummated by the Closing Date in accordance with the terms of this Agreement (including, without limitation, Section 7.2(e)). In furtherance of the foregoing, Enserch's obligation hereunder to convey the Preference Properties to Enterprise is expressly conditioned upon the consummation by the Closing Date of the conveyance of all of the Subject Interests in accordance with the terms of this Agreement (including, without limitation, Section 7.2(e)), either by conveyance to Enterprise or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Subject Interests which is not otherwise burdened thereby. Time is of the essence with respect to the Parties' agreement to consummate the conveyance of the Subject Interests by the Closing Date.

     Section 5.2 CERTAIN GOVERNMENTAL CONSENTS. Enserch and Enterprise will use their best efforts after Closing to obtain all approvals and consents from the United States Department of Interior that may be required under the terms of (or regulations specifically applicable to) the Leases in connection with the assignment of the Subject Interests therein from Enserch to Enterprise. To the extent applicable Law prevents complete legal and equitable title to such Subject Interests from being conveyed from Enserch to Enterprise until such approvals and consents are obtained, Enserch shall continue to hold bare legal title to such Subject Interests as nominee for Enterprise. As nominee, Enserch shall not be authorized to take and shall not take any action with respect to such Subject Interests except to the extent expressly authorized and directed in writing by Enterprise. Enserch shall not be obligated to incur any expenses in Enserch's capacity as nominee.


                                  ARTICLE VI

                      COVENANTS OF ENSERCH AND ENTERPRISE

     Section 6.1 CONDUCT OF BUSINESS PENDING CLOSING. Subject to Section 6.2 and the constraints of applicable existing operating agreements listed in Exhibit "A" hereto, from the date hereof through the Closing, except as otherwise consented to or approved by Enterprise in writing, Enserch covenants and agrees that:

          (a) SALES. Enserch shall not Bell, transfer, assign, convey, farmout, release, abandon or otherwise dispose of any Lease or any interest therein, or enter into any transaction the effect of which would be to cause Enserch's Interest in any of the Leases or Unit Areas to be altered from Enserch's Interest therein as of the date of this Agreement.

          (b) ENCUMBRANCES. Enserch shall not create or permit the creation of any lien on Enserch's Interest in any Lease or Unit Area.

          (c)  OPERATION OF LEASES. Enserch agrees to:

               (i) not commit to participate in the drilling of any new well or other new operations on the Leases without the advance written consent of Enterprise, which consent or non-consent must be given by Enterprise within the lesser of (x) fifteen (15) days of Enterprise's receipt of the notice from Enserch or (y) one-half (1/2) of the applicable notice period within which Enserch is contractually obligated to respond to third parties to avoid a deemed election by Enserch regarding such operation, as specified in Enserch's notice to Enterprise requesting such consent;

               (ii) maintain and keep the Leases in full force and effect, except where such failure is due to the failure to pay a delay rental, shut in royalty or other payment by mistake or oversight or the failure to participate in an operation which Enterprise does not approve; and

               (iii) maintain and keep in full force and effect and perform and comply with all of Enserch's obligations under contracts and agreements included in, relating to or affecting the Subject Interests.

          (d)  CONTRACTS AND AGREEMENTS. Enserch will not:

               (i) grant or create any Preference Right or other restriction on transferability with respect to the Subject Interests;

               (ii) enter into any Hydrocarbon sales, supply, exchange, processing on transportation contract with respect to the Subject Interests;

               (iii) enter into any contract which, if it existed now, should be listed in any exhibit or schedule to this Agreement;

               (iv) enter into any settlement of any pending or threatened Action relating to the Leases or the contracts and agreements included in, relating to or affecting the Subject Interests or consent to the entry of any decree or order by a Governmental Authority with respect to the Leases or such contracts and agreements; or

               (v) voluntarily relinquish Enserch's position as operator with respect to any of the Leases or Unit Areas.

          (e) NOTICE OF DEFAULTS. Enserch shall give prompt written notice to Enterprise of any notice of default (or threat of default, whether disputed or denied) received or given by Enserch under any Lease or instrument or agreement affecting the Subject

     Interests to which Enserch is a party or by which Enserch or any of the Subject Interests are bound.

     Section 6.2 QUALIFICATIONS ON ENSERCH'S CONDUCT If Enserch is not the operator of a particular portion of the Leases, the obligations of Enserch in
Section 6.1 above with respect to such portion of the Leases, which have reference to operations or activities which pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Enserch use its best efforts to cause the operator of such portion of the Leases to take such actions or render such performance within the constraints of the applicable existing operating agreements.

     Section 6.3 ASSIGNMENTS. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Enserch and Enterprise shall execute and deliver Assignments of the Subject Interests each in substantially the form attached hereto as Exhibit "B" (the "Assignment"). With respect to Assignments of Subject Interests m the Unit Areas which are limited to specified depths, the form of Assignment attached hereto as Exhibit "B" shall be modified to convey operating rights in such Leases. The Assignments delivered to Enterprise pursuant to this Agreement shall not include any interest in any platforms, equipment or facilities located or installed on the Leases on the effective date of such Assignment as more fully provided in the attached form of Assignment. The Assignments delivered to Enterprise pursuant to this Agreement shall include a pro rata share (based on the percentage interest assigned) of Enserch's interest in and future obligations under all agreements affecting such Lease which are described in Exhibit "A" hereto insofar as the same are attributable to the period after the effective date of such assignment as more fully provided in the attached form of Assignment.

     Section 6.4  DATA AND INFORMATION.

          (a) LEASE AND LAND INFORMATION. Immediately following the execution of this Agreement, Enterprise shall have the right from time to time, without charge, to examine and copy the Leases and any and all lease and land information, summaries and plats describing the Leases, unit designations, assignments, operating agreements, farmout agreements, participation agreements, and other third party agreements affecting or relating to any of the Leases, and all title opinions and reports and other title information relating to the Leases, in Enserch's possession or control.

          (b) GEOLOGICAL AND GEOPHYSICAL DATA. Immediately following the execution of this Agreement, Enterprise shall have the right from time to time, without charge, to review and analyze all of Enserch's proprietary geological and geophysical data and information, and evaluations and interpretations thereof, and all well logs and information, relating to the Subject Lands or to lands adjacent to any of the Subject Lands insofar as any such data or information relating to such adjacent lands also relates to the Subject Lands, to the full extent that Enserch has the right to make such data and information available to Enterprise under the provisions of any relevant license or agreement through which Enserch acquired possession of such data or information. ENTERPRISE UNDERSTANDS AND AGREES THAT ENSERCH MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE

     ACCURACY, COMPLETENESS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR CONDITION OF THE INFORMATION MADE AVAILABLE TO ENTERPRISE PURSUANT TO THIS SUBSECTION OR OF ANY GEOLOGICAL, GEOPHYSICAL, ENGINEERING, ECONOMIC OR OTHER INTERPRETIVE DATA OTHERWISE MADE AVAILABLE BY ENSERCH TO ENTERPRISE PURSUANT TO THIS AGREEMENT.

     Section 6.5 CONFIDENTIALITY. All data, information and reports furnished or acquired by either Party under this Agreement shall be kept confidential, and each Party agrees to exercise reasonable care and precautions to prevent the publication, dissemination or disclosure of any such data, information and reports or copies thereof, to any third Person whomsoever; provided, however, that each Party shall have the right to make such data, information and reports or copies thereof available to Governmental Authorities, prospective purchasers of leasehold or other interests in Subject Lands or institutional lenders providing financing to such Party, to such Party's consultants for evaluation purposes, to such Party's Affiliates and to such Party's successor by merger or reorganization, provided that permitted disclosures shall be made in such a way as to prevent further disclosure to the greatest extent reasonably possible.

     Section 6.6  COMPLIANCE WITH SECURITIES LAWS.

          (a) ENTERPRISE EXPERIENCE AND RELIANCE. Enterprise represents that by reason of the knowledge and experience made available to it by its Affiliates and advisors in the evaluation, acquisition and operation of oil and gas properties, it has evaluated the merits and risks of acquiring the Subject Interests to be acquired by IT from Enserch pursuant to this Agreement and has formed an opinion based solely on its knowledge and experience (and that of its advisors) and not on any representations and warranties by Enserch or its Affiliates, other than the express representations, warranties and covenants of Enserch in this Agreement. Enterprise represents that in entering into this Agreement, it has relied solely on the express representations, warranties and covenants of Enserch in this Agreement, its independent investigation of; and judgment with respect to, the Leases and, to the extent it has deemed necessary, the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of any representatives of; or consultants or advisors engaged by, Enserch or its Affiliates. Without limiting the express provisions of this Agreement, Enterprise further represents that it has not relied and will not rely on any statements by Enserch, Enserch's Affiliates or their respective representatives in making its decision to enter into this Agreement or to close this transaction. Enterprise acknowledges and agrees that Enserch is not an advisor of or to Enterprise.

          (b) ENSERCH RELIANCE. Enserch represents that in entering into this Agreement, it has relied solely on the express representations, warranties and covenants of Enterprise in this Agreement, its independent investigation of, and judgment with respect to, the Leases and, to the extent it has deemed necessary, the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of any representatives of, or consultants or advisors engaged by, Enterprise or its Affiliates. Without limiting the express provisions of this Agreement, Enserch further represents that it has not relied and will not rely on any statements by Enterprise, its Affiliates or their respective representatives in making its decision to enter into this Agreement or to close this transaction.

          (c) INVESTMENT INTENT. The Parties understand and agree that the solicitation of offers and the sale or assignment of the Subject Interests by Enserch pursuant to this Agreement have not been registered under any securities laws. Enterprise represents that at no time has it been presented with or solicited by or through any public promotion or any form of advertising in connection with its entering into this Agreement. Enterprise represents that it intends to acquire the Subject Interests for its own benefit and account and that it is not acquiring such interests with the intent of distributing fractional, undivided interests that would be subject to registration by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of such interests or fractional, undivided interests, it will do so in compliance with applicable federal and state securities laws.

     Section 6.7  RIGHT TO USE ENSERCH'S FACILITIES AND PIPELINE ULLAGE.

          (a) PLATFORMS AND STRUCTURES. In connection with operations on or in connection with the Leases or any lands pooled or unitized therewith, if requested by Enterprise and if the Closing occurs, Enserch (without being obligated to make payments to such third parties) shall use its best efforts to obtain or assist Enterprise in obtaining from third parties the right for Enterprise to use, at fair and reasonable charges prevailing in the area, any platform slots or other space on any platforms and other structures which are located on or adjacent to the Leases and are owned by Enserch or its Affiliates with third parties. Enterprise's use of Enserch's (or its Affiliate's) undivided interest in a platform slot or other space on a platform or other structure owned by Enserch or its Affiliates with third parties shall be free of cost to Enterprise to the fullest extent permitted by Enserch's (or its Affiliate's) existing agreements with such third parties.

          (b) PROCESSING AND OTHER FACILITIES. If requested by Enterprise and if the Closing occurs, Enserch (without being obligated to make payments to such third parties) shall use its best efforts to obtain or assist Enterprise in obtaining from third parties the right for Enterprise to have its production from or attributable to the Leases or any lands pooled or unitized therewith separated, processed, treated, dehydrated, compressed or otherwise handled, at fair and reasonable charges prevailing in the area, in any facilities capable of performing such service which are located on or adjacent to the Leases and are owned by Enserch or its Affiliates with third parties. The charges made or received by Enserch or its Affiliates for the separating, processing, treating, dehydrating, compressing or otherwise handling of Enterprise's production in facilities owned by Enserch or its Affiliates with third parties3 however, shall be limited (to the fullest extent permitted by Enserch's (or its Affiliate's) existing agreements with such third parties) to the actual operating or incremental costs of such services which are attributable to Enserch's (or its Affiliate's) interest in such facilities.

          (c) PIPELINES. If the Closing occurs, Enserch and Enterprise shall cooperate with each other in obtaining access to pipelines for their respective production from the Leases or lands pooled or unitized therewith.

     Section 6.8 DIAMOND HEAD PROSPECT. Reference is here made to that certain agreement dated February 5, 1997, by and between Enserch and BP Exploration & Oil Inc. (as disclosed in Exhibit "A" hereto) relating to the Diamond Head Prospect (Green Canyon 290, 333, 334, 335 and 379) as more particularly described therein, under which BP Exploration & Oil Inc. has an option to acquire from Enserch an undivided fifty percent (50%) of Enserch's Working Interest (being fifty percent (50%)) in such prospect, subject to the obligation of BP Exploration & Oil Inc. to reimburse Enserch for certain costs attributable to the remaining fifty percent (50%) of Enserch's Working Interest in such prospect, all as more particularly described in such agreement. In the event such option is exercised by BP Exploration & Oil Inc., and if Closing occurs3
(a) Enterprise shall own and be entitled to receive (i) an undivided twenty-five percent (25%) of Enserch's Interest in such prospect and (ii) the benefit of BP Exploration & Oil Inc.'s obligation to reimburse such costs that are attributable to such undivided twenty-five percent (25%) of Enserch's Interest in such prospect as referred to above, and (b) Enserch's Participating Interest in such prospect, for all purposes of this Agreement, shall be the remaining twenty-five percent (25%) of Enserch's Interest in such prospect.

     Section 6.9 DEVIL'S ISLAND PROSPECT AND GREEN CANYON BLOCK 252 PROSPECT. Reference is here made to that certain agreement, dated June 26, 1997, by and between Enserch and Mobil Exploration & Producing U.S. Inc., as agent for Mobil Oil Exploration & Producing Southeast Inc., Mobil Oil Corporation, and Mobil Producing Texas & New Mexico Inc. (collectively referred to in this paragraph as "Mobil"), relating to the Devil's Island Prospect and the Green Canyon Block 252 Prospect, as more particularly described therein, under which Mobil has an option to acquire from Enserch an undivided fifty percent (50%) of Enserch's Working Interest (being sixty percent (60%)) in the Devil's Island Prospect and an undivided fifty percent (50%) of Enserch's Working Interest (being forty percent (40%)) in such Green Canyon Block 252 Prospect, subject to the obligation of Mobil (x) to pay one hundred percent (100%) of the costs attributable to Enserch's drilling the subject wells and (y) to provide Enserch with copies of all drilling and well information. In the event Mobil exercises such option in respect of the Devil's Island Prospect, and if Closing occurs,
(a) Enterprise shall ownand be entitled to receive (i) an undivided twenty-five percent (25%) of Enserch's Interest in such prospect and (ii) the benefit of Mobil's obligation to pay such costs that are attributable to such undivided twenty-five percent (25%) of Enserch's Interest in such prospect, and (b) Enserch's Participating Interest in such prospect, for all purposes of this Agreement, shall be the remaining twenty-five percent (25%) of Enserch's Interest in such prospect. In the event Mobil exercises such option in respect of the Green Canyon Block 252 Prospect, and if Closing occurs, (a) Enterprise shall own and be entitled to receive (i) an undivided twenty-five percent (25%) of Enserch's Interest in such prospect and (ii) the benefit of Mobil's obligation to pay such costs that are attributable to such undivided twenty-five percent (25%) of Enserch's Interest in such prospect and (b) Enserch's Participating Interest in such prospect for all purposes of this Agreement shall be the remaining twenty-five percent (25%) of Enserch's Interest in such prospect.

     Section 6.10 BEST EFFORTS. Subject to the other terms and conditions of this Agreement, Enserch and Enterprise each agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its best efforts (a) to obtain, comply with or otherwise satis& all third party Preference Rights applicable to the transactions contemplated by this Agreement, (b) to obtain all necessary waivers, consents and approvals from other parties to agreements, leases and other contracts, (c) to obtain all consents, approvals and authorizations that are required to be obtained under any applicable Law, (d) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (e) to make or effect all necessary registrations, notifications and filings, including, but not limited to, submissions of information requested by Governmental Authorities, and (f) to fulfill all conditions to this Agreement. The Patties' respective obligations to use best efforts shall not require or obligate any Party (1) to pay any penalty, premium or consideration to obtain any waiver, consent, approval or election,
(2) to modify its rights or obligations under any existing agreement, lease or other contract, or (3) to violate any applicable Law.

     Section 6.11 NON-SOLICITATION. Enserch agrees that it shall not itself or through any investment banker, broker, agent, representative or Affiliate, directly or indirectly, (i) offer to sell, or solicit, negotiate or seek in any other way offers or proposals to purchase, all or any portion of the Subject Interests, or (ii) provide any third parties, other than Enterprise and its representatives, with access to data concerning the purchase of all or any portion of the Subject Interests. Enserch will notify Enterprise if any written offer or proposal is received by, or any negotiation is sought in writing to be initiated or continued with, Enserch or any of its investment bankers, brokers, agents, representatives or Affiliates with respect to any of the foregoing.


                                  ARTICLE VII

                              CLOSING CONDITIONS

     Section 7.1 ENSERCH'S CLOSING CONDITIONS. The obligation of Enserch to consummate the transactions contemplated hereby is subject, at the option of Enserch, to the satisfaction on or prior to the Closing Date of all of the following conditions:

          (a)  REPRESENTATIONS, WARRANTIES AND  COVENANTS.   The (1)
     representations and warranties of Enterprise contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (2) covenants and agreements of Enterprise to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

          (b) OFFICER'S CERTIFICATE. Enserch shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Enterprise, to the effect that to such officer9s knowledge the conditions set forth in paragraph (a) of this Section 7.1 have been satisfied.

          (c) ASSIGNMENTS. Enterprise shall have executed and delivered the Assignments prior to or on the Closing Date.

          (d) NO ACTION. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Enserch or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Enserch resulting therefrom.

     Section 7.2 ENTERPRISE'S CLOSING CONDITIONS. The obligation of Enterprise to consummate the transactions contemplated hereby is subject, at the option of Enterprise, to the satisfaction on or prior to the Closing Date of all of the following conditions:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The (1) representations and warranties of Enserch contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (2) covenants and agreements of Enserch to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

          (b) OFFICER'S CERTIFICATE. Enterprise shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Enserch, to the effect that to such officer's knowledge the conditions set forth in paragraph (a) of this Section 7.2 have been satisfied.

          (c) ASSIGNMENTS. Enserch shall have executed and delivered the Assignments prior to or on the Closing Date.

          (d) NO ACTION. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Enterprise or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Enterprise resulting therefrom.

          (e) ELIMINATED PREFERENCE PROPERTIES. The aggregate reductions in the Payment Amount pursuant to Section 5.1(b) shall not exceed $5,000,000.00 and the Preference Properties eliminated from the Subject Interests pursuant to Section 5.1(b), if any, shall consist of Subject Interests in no more than five (5) Leases in the aggregate.

          (f) CONSENTS AND WAIVERS. Enserch shall have received and furnished to Enterprise:

               (i) (A) written waivers (in form and substance reasonably satisfactory to Enterprise) executed by all third patty owners of interests in the Unit Areas of any and all claims or causes of action that might otherwise arise under the Unit Operating Agreements covering the Unit Areas as described in Exhibit "A" hereto for breach of the covenants contained therein to maintain uniform interests in the units covered thereby, on account of the execution and delivery of this Agreement or the Assignments, and (B) the written agreements (in form and substance reasonably satisfactory to Enterprise) of such third party owners to the creation of the relevant sub-units contemplated to be created as a result of the Assignments, and

               (ii) the written consent (in form and substance reasonably satisfactory to Enterprise) executed by BP Exploration & Oil Inc. consenting to the assignment by Enserch to Enterprise of the rights and benefits as provided for in Section 6.8.

          (g) AFFIDAVIT OF NON-FOREIGN STATUS. Enterprise shall have received an Affidavit of Non-foreign Status, substantially in the form attached as Exhibit "D" hereto, which has been properly executed by or on behalf of Enserch.


                                 ARTICLE VIII

                                    CLOSING

     Section 8.1 CLOSING. The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Fulbright & Jaworski L.L.P. at 1301 McKinney, Houston, Texas, or at such other time or place as Enserch and Enterprise may otherwise agree in writing.

     Section 8.2 ENSERCH'S CLOSING OBLIGATIONS. At Closing, Enserch shall execute and deliver, or cause to be executed and delivered, to Enterprise the following:

          (a)  The Assignments;

          (b)  The officer's certificate referred to in Section 7.2(b);

          (c) The Affidavit of Non-foreign Status referred to in Section 7.2(g); and

          (d) Such other documents as may be reasonably necessary to convey all the Subject Interests to Enterprise in accordance with the terms and provisions of this Agreement.

     Section 8.3 ENTERPRISE'S CLOSING OBLIGATIONS. At Closing, Enterprise shall execute and deliver, or cause to be executed and delivered, to Enserch the following:

          (a)  The Assignments;

          (b)  The officer's certificate referred to in Section 7.1(b); and

          (c) Designations of operator, on forms prescribed or approved by the MMS, designating as operator of the respective Leases the operator under the applicable Operating Agreement.

     Section 8.4 SURVIVAL. The terms and provisions of Articles III, IV, VI, IX and XI and Section 5.2 of this Agreement, together with the defined terms and exhibits applicable to such Sections and Articles, shall survive the Closing.

                                  ARTICLE IX

                                  OPERATIONS

     Section 9.1 OPERATING AGREEMENT. If the Closing occurs, the terms of the applicable Operating Agreement shall govern and control all operations conducted upon the Subject Lands covered thereby and such other matters as are expressly provided for in this Agreement. Except as provided in Section 11.10, in the event of any conflict between the terms of this Agreement and the applicable Operating Agreement, the terms of this Agreement shall prevail. Each existing third party operating agreement listed on Exhibit "A" hereto shall be the applicable Operating Agreement with respect to the particular Lease or Leases subject thereto, except where otherwise expressly provided in this Agreement.

     Section 9.2  APPRAISAL DRILLING COSTS.

          (a) CARRY. Subject to the provisions of paragraphs (b) and (c) of this Section, and if the Closing occurs, Enterprise shall be obligated to pay for all Appraisal Drilling Costs incurred by Enserch and attributable to Enserch's Participating Interest in the Leases or Unit Areas on which the Appraisal Drilling for which such costs are incurred is performed.

          (b) CONDITIONS. Subject to the following provisions of this paragraph, Enterprise's obligation under paragraph (a) of this Section shall not apply with respect to any Appraisal Drilling unless (i) both Enserch and Enterprise elect under the applicable Operating Agreement to participate in such Appraisal Drilling and (ii) Enterprise determines, in its sole discretion, by written notice delivered to Enserch in writing, that such Appraisal Drilling is sufficiently commercial to justify Enterprise's incurring of the costs provided for in paragraph (a) of this
     Section in addition to the Appraisal Drilling Costs attributable to Enterprise's Working Interest in such Leases. Notwithstanding the foregoing, and subject to the provisions of paragraph (c) of this Section, in the event that the conditions set forth in clauses (i) and (ii) of the preceding sentence are not satisfied in respect of any particular Appraisal Drilling that is performed under an applicable Operating Agreement, but Enterprise subsequently elects under such Operating Agreement to participate in Development operations with respect to the Discovery appraised by such Appraisal Drilling, then Enterprise shall be obligated to pay for all Appraisal Drilling Costs incurred by Enserch with respect to such Appraisal Drilling and attributable to Enserch's Participating Interest in the Leases or Unit Areas on which such Appraisal Drilling was performed, together with interest thereon at the Agreed Rate from the date on which such Appraisal Drilling Costs were expended by Enserch until repaid by Enterprise.

          (c) LIMITATION. In no event shall Enterprise ever be obligated to bear or pay for any Appraisal Drilling Costs pursuant to paragraphs (a) and
     (b) of this Section in excess of $10,000,000.00 in the aggregate (excluding any interest payable pursuant to paragraph (b) of this Section).

          (d)  PAYMENT. Any payment required under this Section shall be made by

     Enterprise to Enserch within thirty (30) days following Enterprise's receipt from Enserch of an invoice therefor with reasonable supporting documentation.

     Section 9.3  DEVELOPMENT COSTS OF FIRST DEVELOPMENT.

          (a) CARRY. Subject to the provisions of paragraphs (1)) and (c) of this Section, and if the Closing occurs, Enterprise shall be obligated to pay for all Development Costs of the First Development incurred by Enserch and attributable to Enserch's Participating Interest in the Leases or Unit Area on which such First Development is performed.

          (b) CONDITIONS. Enterprise's obligation under paragraph (a) of this Section shall not apply with respect to the First Development unless both Enserch and Enterprise elect under the applicable Operating Agreement to participate in such First Development.

          (c) LIMITATION. In no event shall Enterprise ever be obligated to bear or pay for any Development Costs pursuant to paragraph (a) of this
     Section in excess of $10,000,000.00 in the aggregate.

          (d) PAYMENT. Any payment required under this Section shall be made by Enterprise to Enserch within thirty (30) days following Enterprise's receipt from Enserch of an invoice therefor with reasonable supporting documentation.

     Section 9.4  DEVELOPMENT COSTS OF SECOND DEVELOPMENT.

          (a) CARRY. Subject to the provisions of paragraph (1)) and (c) of this Section, and if the Closing occurs, Enterprise shall be obligated to pay for all Development Costs of the Second Development incurred by Enserch and attributable to Enserch's Participating Interest in the Leases or Unit Area on which such Second Development is performed.

          (b) CONDITIONS. Enterprise's obligation under paragraph (a) of this Section shall not apply with respect to the Second Development unless both Enserch and Enterprise elect under the applicable Operating Agreement to participate in such Second Development.

          (c) LIMITATION. In no event shall Enterprise ever be obligated to bear or pay for any Development Costs pursuant to paragraph (a) of this
     Section in excess of $15,000,000.00 in the aggregate.

          (d) PAYMENT. Any payment required under this Section shall be made by Enterprise to Enserch within thirty (30) days following Enterprise's receipt from Enserch of an invoice therefor with reasonable supporting documentation.

     Section 9.5  DRILLING RIGS. If the Closing occurs,

          (a) Enserch will use reasonable endeavors to assign or procure the assignment to Enterprise of one-half interest in its rights and obligations under the Drilling Rig Contracts and both Enserch and Enterprise agree to execute all documentation reasonably required to effect the assignment;

          (b) Pending the assignment referred to in paragraph (a) of this Section, Enserch will ensure that the Drilling Rig Contracts are maintained and kept in full force and will perform or procure the performance of all of Enserch's or its Affiliates' obligations under the Drilling Rig Contracts and will hold one-half of its rights and obligations under the Drilling Rig Contracts for the benefit of Enterprise and, in particular, but without limitation, will not without the prior written consent of Enterprise;

               (i) exercise or omit to exercise or agree to any exercise by third parties of any right under the Drilling Rig Contracts;

               (ii) agree to any amendment or assignment of the Drilling Rig Contracts; and

               (iii) take any action to enforce, settle or compromise any right or any breach or alleged breach of the Drilling Rig Contracts.

          (c) Pending the assignment referred to in paragraph (a) of this Section and subject to Enserch complying with its obligations under paragraph (b) of this Section, Enterprise shall reimburse Enserch for one half of all charges incurred by Enserch under the Drilling Rig Contracts.

          (d) Upon the assignment referred to in paragraph (a) of this Section, Enterprise and Enserch agree that:

               (i) any use or omission to use by either Party or use by a third party of any right under the Drilling Rig Contracts;

               (ii)  any amendment or assignment of the Drilling Rig Contracts;
          and

               (iii) any enforcement, settlement or compromise of any right or obligation under the Drilling Rig Contracts shall require the written agreement of Enterprise and Enserch.


                                   ARTICLE X

                             TERMINATION; REMEDIES

     Section 10.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

          (a)  By the mutual consent of Enserch and Enterprise; or

          (b) If the Closing has not occurred by the close of business on the Closing Date, then (i) by Enserch if any condition specified in Section 7.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Enserch, or (ii) by Enterprise if any condition specified in Section 7.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Enterprise; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party that is required to be fulfilled on or prior to Closing.

     Section 10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by Enserch, on the one hand, or Enterprise, on the other hand, pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate; provided, however, that in any such event, no such termination shall relieve any Party of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made and any notices or offers made pursuant to Section 5.1 shall become void.

     Section 10.3  REMEDIES.

          (a) ENSERCH'S REMEDIES. Notwithstanding anything herein provided to the contrary, upon the failure by Enterprise to fulfill any undertaking or commitment provided for herein on the part of Enterprise that is required to be fulfilled on or prior to the Closing Date, Enserch, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement whereupon Enterprise shall pay to Enserch the amount of $25,000,000.00 (the as liquidated damages, as Enserch's sole and exclusive remedies for such default, all other remedies being expressly waived by Enserch. Enserch and Enterprise agree upon the Amount as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Enserch and Enterprise agree that the Amount is a reasonable estimate of Ens erch9s loss in the event of any such default by Enterprise.

          (b) ENTERPRISE'S REMEDIES. Notwithstanding anything herein provided to the contrary, upon the failure by Enserch to fulfill any undertaking or commitment provided for herein on the part of Enserch that is required to be fulfilled on or prior to the Closing Date, Enterprise, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement whereupon Enserch shall pay to Enterprise a sum of money equal to the Amount as liquidated damages, as Enterprise's sole and exclusive remedies for such default, all other remedies (except as provided for below in this paragraph) being expressly waived by Enterprise. Enserch and Enterprise agree upon the Amount as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Enserch and Enterprise agree that the Amount is a reasonable estimate of Enterprise's loss in the event of any such default by Enserch. Enserch hereby acknowledges and agrees that the Subject Interests constitute unique properties, that damages for Enserch's breach of contract would be difficult or impossible to ascertain, that Enterprise has no clear and adequate remedy at law and that as a remedy for Enserch's breach Enterprise has the right, exercisable in its sole discretion, to demand and obtain specific performance of this Agreement and of Enserch's obligation to consummate the Closing in accordance with the terms of this Agreement and as part of pursuing such remedy of specific performance may pursue such other remedies as Enterprise may have under the terms of this Agreement or at law or in equity.


                                  ARTICLE XI

                           MISCELLANEOUS PROVISIONS

     Section 11.1 RELATIONSHIP OF THE PARTIES. It is not the purpose or intention of the Parties to create, and this Agreement shall never be construed as creating, a joint venture, mining partnership or other relationship whereby any Party shall be held liable for the acts, either of omission or commission, of any other Party hereto. However, for income tax purposes only, and if the Closing occurs, no Party will elect to be excluded from the application of the provisions of Subchapter "K" of the Code or any comparable provisions of any state income tax statutes which may be applicable, and the results of operations under this Agreement and under the applicable Operating Agreement shall be reported as a partnership for federal and state income tax purposes only, which tax partnership shall be on the basis of Exhibit "J" attached to the form of Offshore Joint Operating Agreement attached hereto as Exhibit "C".

     Section 11.2 CHOICE OF LAW. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THAT IT IS MANDATORY THAT THE LAW OF ANOTHER JURISDICTION, WHEREIN OR ADJACENT TO WHICH THE SUBJECT LANDS ARE LOCATED, SHALL APPLY.

     Section 11.3 LAWS. This Agreement is made subject to all valid applicable federal, state and local laws, rules, orders, and regulations of any duly constituted federal, state or local regulatory body or authority having jurisdiction thereof, and all operations hereunder shall be conducted in conformity therewith, including the MMS.

     Section 11.4  STATEMENTS AND ACCOUNTS.

          (a) BOOKS AND RECORDS. If the Closing occurs, Enserch shall at all times maintain true, correct and complete records and books of account in accordance with standard industry practices into which shall be entered filly and accurately all transactions and other matters relative to all operations and other activities under or in connection with this Agreement.

          (b) INSPECTIONS. Upon reasonable advance notice to Enserch, the books and records referred to in Section 11.4(a) shall be open for inspection, copying and audit (at Enterprise's sole cost and expense) by Enterprise and/or Enterprise's accountants or representatives, at the offices of Enserch during normal business hours.

     Section 11.5  INDEMNITY.

          (a) Without limiting either Party's indemnity obligations with regard to joint or sole risk operations conducted after Closing as provided in the applicable Operating Agreement, if the Closing occurs, Enserch shall indemnify and hold harmless Enterprise and its Affiliates, each of their directors, officers, employees and agents, and each of the heirs1 executors, successors and assigns of any of the foregoing (collectively, the "Indemnified Parties") from and against any and all Third Party Liabilities to the extent resulting from or attributable to the ownership, use, maintenance or operation of the Leases prior to the Closing Date.

     FOR AVOIDANCE OF DOUBT, THE PARTIES EXPRESSLY UNDERSTAND AND AGREE THAT THE FOREGOING INDEMNITY AND HOLD HARMLESS AGREEMENT APPLIES TO AND IS INTENDED TO COVER ALL THIRD PARTY LIABILITIES DESCRIBED ABOVE, INCLUDING THOSE FOR WHICH ANY INDEMNIFIED PARTY HAS OR MIGHT HAVE STRICT LIABILITY OR BE LIABLE FOR NEGLIGENCE OR UNDER ANY OTHER THEORY OF LIABILITY OR FAULT.

          (b) If a claim by a third party is made against an Indemnified Party, and if such party intends to seek indemnity with respect thereto under this
     Section 11.5 such Indemnified Party shall promptly notify Enserch of such claims. Enserch shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that Enserch shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as Enserch, at Enserch's cost and expense,

               (i) has undertaken the defense of, and assumed fill responsibility for all Third Party Liabilities with respect to, such claim,

               (ii) is reasonably contesting such claim in good faith, by appropriate proceedings, and

               (iii) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by Enserch with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity theref6r by Enserch for such claim. If, within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, Enserch does not notify the Indemnified Party that it elects, at Enserch's cost and expense, to undertake the defense thereof and assume fill responsibility for all Third Party Liabilities with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle or compromise the claim and, to the extent the actions taken by the Indemnified Party in contesting, settling or compromising the claim are reasonable and in good faith, the Indemnified Party shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

     Section 11.6 ENTIRE AGREEMENT. This Agreement, together with the instruments referenced herein and the exhibits and attachments hereto, embodies the entire agreement between the Parties with regard to the Subject Lands and the Leases, and supersedes all other agreements, arrangements, understandings, negotiations and discussions, whether oral or written, of the Parties relating to the subject matter hereof and may be supplemented, altered, amended, modified, waived or terminated by writing only, signed by the Parties.

     Section 11.7 TIME OF THE ESSENCE. This is of the essence with respect to matters covered by this Agreement in all respects.

     Section 11.8 SUCCESSORS. Subject to the restrictions on assignment herein contained, the terms and provisions of this Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective legal representatives, successors and assigns.

     Section 11.9 ASSIGNMENT. Neither Party shall assign this Agreement, in whole part, save to an Affiliate of such Party, without the prior written consent of the other Party, and any purported assignment in violation hereof shall be null and void. In the event such other Party consents to a proposed assignment or in the case of an assignment to an Affiliate, such assignee must agree to be expressly bound hereby and the assigning Party shall remain liable for its obligations hereunder.

     Section 11.10 NOTICE. The parties agree that any notices, communications or documents that either of them desire or that may be required to be delivered to any other shall be sent via telecopy, delivered in person, delivered by recognized courier service (such as Federal Express) or sent certified mail, postage prep aid, return receipt requested, received during normal business hours for the receiving Party and addressed to the Parties at the following respective addresses stated for each:

     Enserch:     Enserch Exploration, Inc.
                  4849 Greenville Ave., Suite 1200
                  Dallas, Texas 75206-4186
                  Attn:  Mr. John C. Farris

                  Telephone:  (214) 987-7800
                  Telecopy:  (214) 987-7815

     Enterprise:  Enterprise Oil Gulf of Mexico Inc.
                  1111 Bagby, Suite 1800
                  Texas Heritage Plaza
                  Houston, Texas 77002
                  Attn:  Mr. A-R. Thompson
                  Telephone:  (281) 863-2800
                  Telecopy:  (713) 651-1012

Notices or other communications shall be effective upon receipt by the Party to be notified, except that, for purposes hereof, if telecopy or personal delivery is not possible, refusal by any Party to accept correspondence sent by certified mail or two unsuccessful attempts by the U.S. Postal Service to serve any communication sent by certified mail shall be deemed receipt of such correspondence. Any Party may change its address for notices by written notice to the other. The notice provisions hereof shall not supersede the notice provisions of any applicable Operating Agreement for the matters covered thereby.

     Section 11.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transaction contemplated hereby is not affected in any adverse manner to any Party.

     Section 11.12 PUBLICITY. Enserch and Enterprise shall not, and shall cause their respective Affiliates not to, issue or make any publicity statements, news releases or other public statements concerning this Agreement or the operations contemplated by this Agreement, without the prior written consent of the other Patty with respect to the form and substance thereof, except that either Party may make any such news release or other public statement where the releasing party is advised by its legal counsel that such news release or other public statement is required by applicable laws or regulations of any governmental body or the rules of any stock exchange on which such Party or any Affiliate of such Party is listed, but in such event the Parties shall use their reasonable good faith efforts to agree as to the form and substance of such news release or other public statement.

     Section 11.13 NO THIRD PARTY BENEFICIARIES. Except as specified in Section 11.5, which is also intended to benefit and to be enforceable by any of the Indemnified Parties, nothing in this Agreement shall entitle any party other than the Parties to this Agreement to any claim, cause of action, remedy or right of any kind.

     Section 11.14 EXHIBITS. All exhibits referred to in this Agreement are incorporated into and made a part of this Agreement.

     Section 11.15 CAPTIONS. All titles or headings to Articles, Sections, subsections, or other divisions of this Agreement or the exhibits hereto are only for the convenience of the Patties and shall not be construed to have any effect or meaning with respect to the other content of such Articles, Sections, subsections, or other divisions, such other content being controlling as to the agreement between the Patties.

     Section 11.16 DRAFTING OF AGREEMENT. Enserch and Enterprise each declare that they have contributed to the drafting of this Agreement or have had it reviewed by their counsel before signing it. It is expressly agreed that this Agreement shall not be construed against any Party on the basis of who drafted this Agreement or who supplied the form of Agreement. Each Party agrees that it has been purposefully drawn and correctly reflects their understanding of the transaction that it contemplates.

     Section 11.17 SIGNATURES. The persons signing below, by their execution, represent and warrant that they have full and lawful authority to bind the respective entities on whose behalf they execute this Agreement.

     Section 11.18 ARBITRATION. If the Parties or their respective successors, assigns or legal representatives are unable to amicably resolve any dispute or difference arising under or out of, in relation to or in any way connected with
(i) this Agreement, any Operating Agreement or any Lease or any Hydrocarbon Interest subject to or acquired pursuant to this Agreement or any Operating Agreement, or (ii) any operations, transactions, actions or inactions conducted, arising under or out of, in relation to or in any way connected with this Agreement, any Operating Agreement or any such Lease or Hydrocarbon Interest (whether contractual, tortious, equitable, statutory or otherwise); including, without limitation, the negotiation, execution, existence, amendment, validity, enforceability, performance, non-performance, breach, termination, interpretation or construction thereof, such matter shall be finally and exclusively referred to and settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association pursuant and subject to the arbitration procedures set forth in Exhibit "E" attached hereto; provided that, to the extent permitted by the law of arbitration the scope of application of the Commercial Arbitration Rules of the American Arbitration Association shall be modified as may be necessary to include all of the above referenced matters within the scope of application of such rules. In the event of any conflict between the Commercial Arbitration Rules of the American Arbitration Association and the arbitration procedures set forth in Exhibit "E", the arbitration procedures set forth in Exhibit "E" shall govern and control.

     Section 11.19 FURTHER ASSURANCES. From time to time (whether before, at or after the Closing Date), and without farther consideration, the Patties, as appropriate, shall, and shall cause their appropriate Affiliates to, execute and deliver or cause to be delivered such further instruments of conveyance, assignment and transfer, or any other documents and take such other action as may be necessary, advisable or appropriate to more effectively or completely accomplish the transactions contemplated by this Agreement, including such memorandums of rights or interests and other documents in recordable form as any Party may reasonably deem necessary to protect or give notice of its rights and interests hereunder or with respect to the Leases.

     Section 11.20 COSTS AND EXPENSES. Each Patty shall bear its own costs and expenses in connection with the negotiation, preparation and execution of this Agreement.

     Section 11.21 COUNTERPARTS. Upon its execution by both Parties, this Agreement shall become effective as of the date hereof and shall be binding upon the Parties, their respective legal representatives, successors and assigns. This Agreement may be executed by signing the original or a counterpart thereof, or, if this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if both the Parties had signed the same instrument.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date shown above, in multiple originals, to be effective as of the date hereof.



                                 ENSERCH EXPLORATION, INC.



                                 By:  /s/ Tom M Hamilton
                                      Tom M. Hamilton, Chief Executive Officer



                                 ENTERPRISE OIL GULF OF MEXICO INC.



                                 By:  /s/ Tom M Hamilton
                                      A.R. Thompson, President

                                FIRST AMENDMENT
                                      TO
                    EXPLORATION AND PARTICIPATION AGREEMENT

        This First Amendment to Exploration and Participation Agreement (this "Amendment') dated as of August 11, 1997, by and between ENSERCH EXPLORATION, INC., a Texas corporation ("Enserch"), and ENTERPRISE OIL GULF OF MEXICO INC., a Delaware corporation ("Enterprise'). Enserch and Enterprise are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

        WHEREAS, under date of June 30, 1997, Enserch and Enterprise made and entered into that certain Exploration and Participation Agreement (the "Agreement") wherein Enterprise agreed to participate with Enserch in the drilling of certain wells on certain oil and gas leases described therein on the terms and conditions therein set forth; and

        WHEREAS, the Parties mutually desire to amend the Agreement as hereinafter set forth;

        NOW, THEREFORE, for and in consideration of the premises, Enserch and Enterprise hereby covenant and agree as follows:

        (1) Paragraph (1) of Section 1.1 of the Agreement is hereby amended to read as follows:

                "(1) "Closing Date" means September 19, 1997, or such other date as may be mutually aged to by Enserch and Enterprise."

        (2) Except as amended hereby, the Agreement shall continue in full force and effect and Enserch and Enterprise ratify and confirm the Agreement as amended hereby.

        IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date shown above, in multiple originals, to be effective as of the date hereof.

                                     ENSERCH EXPLORATION, INC.


                                     By:  /s/ David R. Henderson
                                     David R. Henderson, Chief Operating Officer


                                     ENTERPRISE OIL GULF OF MEXICO INC.

                                     By:  /s/ A. R. Thompson
                                     A.R. Thompson, President

                               SECOND AMENDMENT
                                      TO
                    EXPLORATION AND PARTICIPATION AGREEMENT

     This Second Amendment to Exploration and Participation Agreement (this "Amendment") dated as of September 15, 1997, by and between ENSERCH EXPLORATION, INC., a Texas corporation ("Enserch"), and ENTERPRISE OIL GULF OF MEXICO INC., a Delaware corporation ("Enterprise"). Enserch and Enterprise are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties". Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to them in the "Agreement" (as hereinafter defined).

     WHEREAS, under date of June 30, 1997, Enserch and Enterprise made and entered into that certain Exploration and Participation Agreement wherein Enterprise agreed to participate with Enserch in the drilling of certain wells on certain oil and gas leases described therein on the terms and conditions therein set forth; and

     WHEREAS, said Exploration and Participation Agreement was amended by First Amendment dated as of August 11, 1997, by and between Enserch and Enterprise (said Exploration and Participation Agreement, as so amended, being hereinafter referred to as the "Agreement"); and

     WHEREAS, Section 5.1(b) of the Agreement provides, in effect, that if a third party who has been offered a Preference Property pursuant to Section 5.1(a) of the Agreement elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, such Preference Property will be eliminated from the Subject Interests and the Payment Amount shall be reduced by the portion of the Payment Amount allocated to such Preference Property pursuant to Section 5.1(a) of the Agreement; and

     WHEREAS, certain Preference Properties were offered by Enserch to Reading & Bates Development Co. ("Reading & Bates") pursuant to Section 5.1(a) of the Agreement, being an undivided fifty percent (50%) of Enserch's interests in Blocks 252, 299 and 301 in the Green Canyon Area, OCS Official Protraction Diagram NG 15-3 (hereinafter referred to as the "Reading & Bates Preference Properties"); and

     WHEREAS, pursuant to an agreement reached between Enserch and Reading & Bates, Enserch conveyed to Reading & Bates all of Enserch's interests in the Leases covering such Blocks, including the Reading & Bates Preference Properties; and

     WHEREAS, as part of such transaction, Enserch acquired from Reading & Bates an undivided twenty percent (20%) interest in and to the Leases described in Exhibit "A-1" attached hereto and made a part hereof, insofar and only insofar as such Leases cover areas and depths which are not expressly excluded in Exhibit "A-1" (said undivided twenty percent (20%) interest in and to said Leases, insofar only as said Leases cover such areas and depths, is herein called "Enserch's Additional Interest"), and said Leases, insofar as they cover such areas and depths, are herein called the "Exhibit "A-1" Leases"); and

     WHEREAS, Enserch and Enterprise desire (a) to amend the Agreement to reflect the elimination of the Reading & Bates Preference Properties from the Subject Interests and the reduction of the Payment Amount provided for in Section 3.1 of the Agreement by an amount equal to the portion of the Payment Amount allocated to the Reading & Bates Preference Properties under Section 5.1(a) of the Agreement, (13) to amend the Agreement to include an option for Enterprise to acquire from Enserch an undivided fifty percent (50%) interest in and to Enserch's Additional Interest, and (c) to amend Exhibit "A" to the Agreement, all as hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the premises, Enserch and Enterprise hereby covenant and agree as follows:

     (1) The Reading & Bates Preference Properties are hereby eliminated from the Subject Interests, and the Payment Amount is hereby reduced by an amount equal to $3,450,000.00, being the aggregate amount allocated to the Reading & Bates Preference Properties under Section 5.1(a) of the Agreement. Accordingly, the Payment Amount, as so reduced, is $61,550,000.00.

     (2) Exhibit "A" to the Agreement is hereby deleted in its entirety and the Exhibit "A" attached to this Amendment is hereby substituted therefor as fully as if and with the same effect as though the Exhibit "A" attached hereto were attached to the Agreement in lieu of the Exhibit "A" first mentioned above.

     (3) For the same consideration hereinabove provided, Enserch hereby grants to Enterprise the exclusive right and option to acquire an undivided fifty percent (50%) interest in and to Enserch's Additional Interest (said undivided fifty percent (50%) interest in and to Enserch's Additional Interest being hereinafter referred to as the "Additional Subject Interest"), upon the following terms and conditions. Such option must be exercised, if at all, by Enterprise's delivery to Enserch of written notice of the exercise thereof prior to 5:00 o'clock p.m., Houston time, on October 3, 1997. In the event Enterprise fails to exercise such option within the time and in the manner herein specified, then the option granted herein shall automatically cease and terminate, and there shall be no further obligation under this Paragraph on either Party hereto, but all of the other terms and provisions of this Amendment shall remain in full force and effect. In such event, at the request of Enserch, Enterprise shall promptly execute and deliver to Enserch an appropriate release evidencing such termination. In the event and only in the event that Enterprise exercises the option herein granted within the time and in the manner herein specified, then Enserch agrees to assign and convey to Enterprise, and Enterprise agrees to acquire from Enserch, the Additional Subject Interest for the consideration and upon the terms and provisions set forth below:

          (a) The consideration for the assignment and conveyance of the Additional Subject Interest shall be the increase of the Payment Amount by an amount equal to $3,450,000.00, which increased Payment Amount shall be satisfied by Enterprise paying for certain Drilling Costs attributable to Enserch's Participating Interest in Leases and/or Unit Areas as provided for in Section 3.2 of the Agreement. Upon such exercise of Enterprise's option, for purposes of the Agreement, Exhibit "A" to the Agreement, as hereby amended, shall be deemed supplemented by Exhibit "A-1" hereto.

          (b) The closing of such acquisition shall be held within thirty (30) days following Enterprise's exercise of such option, at the offices of Fulbright & Jaworski L.L.P. at 1301 McKinney, Houston, Texas, or at such other time or place as Enserch and Enterprise may otherwise agree in writing. At closing, Enserch shall execute and deliver to Enterprise an assignment of the Additional Subject Interest in substantially the form attached to the Agreement as Exhibit "B" (modified to convey operating rights in the applicable Exhibit "A-1" Lease, as appropriate, where Enserch's Additional Interest is limited to specific depths), together with such other documents as may be reasonably necessary to convey the Additional Subject Interest to Enterprise in accordance with this Amendment, and Enterprise shall execute and deliver designations of operator, on forms prescribed or approved by the MMS, designating as operator of the Exhibit "A-1" Leases the operator under the applicable Operating Agreement.

     (4)  The terms and provisions of this Amendment shall survive the Closing.

     (5) Except as amended hereby, the Agreement shall continue in full force and and effect and Enserch and Enterprise ratify and confirm the Agreement as amended hereby.

     IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date shown above, in multiple originals, to be effective as of the date hereof.


                                ENSERCH EXPLORATION, INC.



                                    By:  /s/ John C. Farris
                                    John C. Farris, Regional Director



                                ENTERPRISE OIL GULF OF MEXICO INC.



                                    By:  /s/ A.R. Thompson
                                    A.R. Thompson, President